UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION

13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 28, 2006 (August 23, 2006)

ADE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts

(State or other jurisdiction

of incorporation)

Commission File No. 0-26714	04-2441829
(IRS Employer
Identification No.)

80 Wilson Way, Westwood, Massachusetts	02090
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 467-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On August 23, 2006, ADE Corporation, or ADE, extended from August 28, 2006 to November 10, 2006 the "end date" under the Amended and Restated Merger Agreement between ADE and KLA-Tencor Corporation, or KLA-Tencor. Unless the merger has been completed by such date or such date is further extended by mutual agreement of ADE and KLA-Tencor, either party may thereafter terminate the Merger Agreement. ADE extended this date to November 10 to allow KLA-Tencor additional time to obtain regulatory clearance from German antitrust authorities, who as previously reported, notified KLA-Tencor on Monday, July 10, 2006 of the commencement of a Phase II investigation of the proposed merger.

A closing date will be established once the parties have cleared or waived all conditions to close, including regulatory clearance from the German antitrust authorities. Both ADE and KLA-Tencor continue to be confident that the merger will be completed once German antitrust clearance is obtained.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and federal securities law. Such forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Those statements that make reference to expectations, predictions, beliefs and assumptions should be considered forward-looking statements. These statements include, but are not limited to, those associated with the expected closing time for the proposed merger and obtaining clearance from German antitrust authorities. These statements involve risks and uncertainties including those associated with delays in obtaining, or adverse conditions contained in, the German antitrust authorities’ regulatory approvals; failure to consummate or delays in consummating the proposed merger for other reasons; changes in laws or regulations; and other similar factors. Further information on potential factors that could affect ADE’s business is contained in its reports on file with the Securities and Exchange Commission, including its Annual Report on Form 10-K. ADE is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADE CORPORATION

By: /s/ Brian C. James

Name: Brian C. James

Title: Executive Vice President, Treasurer and Chief Financial Officer

Date: August 28, 2006